Exhibit 99.3

ProAssurance Corporation
Lead Director Policy

This Lead Director Policy (this “Policy”) has been adopted by the Board of Directors (the "Board") of ProAssurance Corporation (the "Company") as of December 7, 2011.  This Policy is subject to modification from time to time by the Board.

I.	Background.

The Board believes it is in the best interests of the Company and its stockholders to have one individual to lead the Company as Chairman of the Board and Chief Executive Officer and provide a single point of leadership and authority for the Company.  The Board considers it to be useful and appropriate, however, to designate a non-employee, independent director to serve in a lead capacity (the “Lead Director”) to coordinate the activities of the other non-employee, independent Directors and to perform such other duties and responsibilities as the Board may determine. The Board supports the role of a Lead Director as an enhancement of, rather than a substitution for, the responsible functioning of each director in carrying out his or her fiduciary obligations to the Company and its stockholders.

II.	Appointment of Lead Director.

The Lead Director shall be elected by a majority of the non-employee, independent directors of the Board for a term to be determined by the non-employee, independent directors, such term not to exceed three years per appointment.  There is no prohibition against an individual serving consecutive appointments.  The Lead Director shall serve for the duration of the term and until such time as his or her successor shall have been duly elected and shall have qualified, or until his or her death, or until he or she shall resign or shall have been replaced as Lead Director by a majority of the non-employee, independent directors.

III.	Qualifications of Lead Director. The Lead Director must be:

A.	An “independent director” under the listing standards of the New York Stock Exchange and under the independence criteria used by the Company at the time of election.

B.	Available to work closely with and in an advisory capacity to the Chairman, and communicate accurately with the Chairman and management on behalf of the Independent Directors.

C.	Available to discuss with other directors any concerns about the Board or the Company and to relay those concerns to the Chairman or to the Board.

D.	Familiar with Board governance and related procedures, with a preference for experience as a Board committee chair

Approved by the Nominating and Corporate Governance Committee of ProAssurance Corporation, November 17, 2011
Adopted by the ProAssurance Corporation Board of Directors, December 7, 2011

ProAssurance Corporation
Lead Director Policy
Page: 2
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IV.           Duties of the Lead Director.  The specific responsibilities of the Lead Director are to:

A.	Advise and consult with the Chairman regarding meeting agendas and meeting schedule for the Board.

B.	Preside at all meetings of the Board at which the Chairman is not present.

C.	Set the agenda for and lead executive sessions of the independent directors; and brief the Chairman on issues arising in the executive sessions.

D.	Serve as a non-exclusive liaison between the Chairman and the independent directors, and communicate to the Chairman the views, concerns and issues of the independent directors.

E.	Maintain close contact with the chairperson of each committee.

V.           Absence of Lead Director.

If the Lead Director is absent from any meeting of the Board, a majority of the non-employee, independent directors present at the meeting may select a non-employee, independent director to act as Lead Director for the purpose and duration of such meeting.

Approved by the Nominating and Corporate Governance Committee of ProAssurance Corporation, November 17, 2011
Adopted by the ProAssurance Corporation Board of Directors, December 7, 2011